THOMPSON COBURN LLP
                                One US Bank Plaza
                               St. Louis, MO 63101
                                 (314) 552-6000



April 8, 2004

Unified Series Trust
431 North Pennsylvania Street
Indianapolis, Indiana  46204


Dear Gentlemen/Ladies:

         Dreman Small Cap Value Fund (the "Dreman Fund") was established as a series of the Unified Series Trust (the "Trust"), an Ohio business trust, on September 7, 2003, and Corbin Small-Cap Value Fund (the "Corbin Fund") was established as a series of the Trust on December 18, 2002. In connection with the proposed merger of the Corbin Fund into the Dreman Fund (the "Merger"), the Trust has filed a combined Proxy and Registration Statement on Form N-14 with the Securities and Exchange Commission (SEC File No. 811-21237 and 333-100654) (the "N-14") to register an unlimited number of shares of beneficial interest (the "Shares") to be issued by the Dreman Fund pursuant to the Merger. You have requested our opinion regarding certain matters in connection with the issuance by the Dreman Fund of its Shares in connection with the Merger.

         We have, as counsel, examined originals, or copies certified or otherwise identified to our satisfaction, of the Trust's Declaration of Trust, By-laws, minutes of meetings of its Board of Trustees, Agreement and Plan of Reorganization, and such other proceedings, documents and records and considered such questions of law as we deemed necessary to enable us to render the opinion hereinafter expressed.

         Based upon the foregoing, we are of the opinion that after the N-14 has been declared effective and the Shares of the Dreman Fund are issued and paid for in accordance with the terms of the Trust's Declaration of Trust and Bylaws, such Shares will be legally issued, fully paid and non-assessable. We express no opinion as to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities.

            We hereby consent to the filing of this opinion in connection with Pre-Effective Amendment No. 1 to the N-14 to be filed with the Securities and Exchange Commission.

                                                              Sincerely yours,


                                                              Thompson Coburn